Exhibit 17(d)

Schedule of investments

October 31, 2009

LEGG MASON CLEARBRIDGE MID CAP CORE FUND

SHARES	SECURITY	VALUE
COMMON STOCKS — 91.7%
CONSUMER DISCRETIONARY — 14.1%
	Hotels, Restaurants & Leisure — 2.6%
300,000	Bally Technologies Inc.*	$11,817,000
158,670	Ctrip.com International Ltd., ADR*	8,495,192

	Total Hotels, Restaurants & Leisure	20,312,192

	Household Durables — 0.7%
125,000	Mohawk Industries Inc.*	5,353,750

	Leisure Equipment & Products — 1.5%
4,400,000	Li Ning Co., Ltd.(a)	11,864,935

	Multiline Retail — 1.0%
280,000	Family Dollar Stores Inc.	7,924,000

	Specialty Retail — 8.3%
665,000	American Eagle Outfitters Inc.	11,630,850
550,000	AnnTaylor Stores Corp.*	7,133,500
359,000	Children’s Place Retail Stores Inc.*	11,290,550
700,000	Hibbett Sports Inc.*	13,118,000
175,000	Sherwin-Williams Co.	9,982,000
268,000	Tractor Supply Co.*	11,979,600

	Total Specialty Retail	65,134,500

	TOTAL CONSUMER DISCRETIONARY	110,589,377

CONSUMER STAPLES — 3.1%
	Food & Staples Retailing — 3.1%
525,000	Casey’s General Stores Inc.	16,553,250
526,000	Pantry Inc.*	7,421,860

	TOTAL CONSUMER STAPLES	23,975,110

ENERGY — 6.2%
	Energy Equipment & Services — 4.7%
350,000	Baker Hughes Inc.	14,724,500
375,000	Bristow Group Inc.*	10,931,250
81,000	Diamond Offshore Drilling Inc.	7,715,250
900,000	ION Geophysical Corp.*	3,447,000

	Total Energy Equipment & Services	36,818,000

	Oil, Gas & Consumable Fuels — 1.5%
515,000	Petrohawk Energy Corp.*	12,112,800

	TOTAL ENERGY	48,930,800

FINANCIALS — 16.4%
	Capital Markets — 4.1%
825,000	Invesco Ltd.	17,448,750
750,000	TD Ameritrade Holding Corp.*	14,475,000

	Total Capital Markets	31,923,750

See Notes to Financial Statements.

Schedule of investments continued

October 31, 2009

LEGG MASON CLEARBRIDGE MID CAP CORE FUND

SHARES	SECURITY	VALUE
	Commercial Banks — 1.7%
415,000	Signature Bank*	$13,097,400

	Insurance — 4.8%
290,000	Allied World Assurance Holdings Ltd.	12,980,400
170,000	Arch Capital Group Ltd.*	11,452,900
175,000	PartnerRe Ltd.	13,384,000

	Total Insurance	37,817,300

	Real Estate Investment Trusts (REITs) — 4.7%
185,000	Alexandria Real Estate Equities Inc.	10,021,450
700,000	Annaly Capital Management Inc.	11,837,000
1,900,000	Chimera Investment Corp.	6,631,000
125,000	Health Care REIT Inc.	5,546,250
451,570	Mission West Properties Inc.	3,002,940

	Total Real Estate Investment Trusts (REITs)	37,038,640

	Thrifts & Mortgage Finance — 1.1%
526,000	People’s United Financial Inc.	8,431,780

	TOTAL FINANCIALS	128,308,870

HEALTH CARE — 12.4%
	Biotechnology — 2.9%
440,000	Onyx Pharmaceuticals Inc.*	11,704,000
150,000	OSI Pharmaceuticals Inc.*	4,833,000
200,000	Vertex Pharmaceuticals Inc.*	6,712,000

	Total Biotechnology	23,249,000

	Health Care Providers & Services — 5.1%
720,000	AmerisourceBergen Corp.	15,948,000
250,000	Magellan Health Services Inc.*	8,032,500
305,000	Mednax Inc.*	15,835,600

	Total Health Care Providers & Services	39,816,100

	Life Sciences Tools & Services — 0.9%
325,000	Pharmaceutical Product Development Inc.	7,003,750

	Pharmaceuticals — 3.5%
800,000	Elan Corp. PLC, ADR*	4,360,000
325,000	Shire Ltd., ADR	17,322,500
336,000	XenoPort Inc.*	5,614,560

	Total Pharmaceuticals	27,297,060

	TOTAL HEALTH CARE	97,365,910

INDUSTRIALS — 12.1%
	Aerospace & Defense — 1.7%
180,000	L-3 Communications Holdings Inc.	13,012,200

See Notes to Financial Statements.

LEGG MASON CLEARBRIDGE MID CAP CORE FUND

SHARES	SECURITY	VALUE
	Commercial Services & Supplies — 2.6%
540,000	Corrections Corporation of America*	$12,927,600
435,000	Covanta Holding Corp.*	7,473,300

	Total Commercial Services & Supplies	20,400,900

	Construction & Engineering — 3.2%
745,000	Quanta Services Inc.*	15,794,000
375,000	Shaw Group Inc.*	9,622,500

	Total Construction & Engineering	25,416,500

	Industrial Conglomerates — 1.6%
550,000	McDermott International Inc.*	12,226,500

	Machinery — 3.0%
425,000	AGCO Corp.*	11,946,750
225,000	Parker Hannifin Corp.	11,916,000

	Total Machinery	23,862,750

	TOTAL INDUSTRIALS	94,918,850

INFORMATION TECHNOLOGY — 16.3%
	Communications Equipment — 1.5%
460,000	Juniper Networks Inc.*	11,734,600

	Computers & Peripherals — 0.8%
530,000	Palm Inc.*	6,153,300

	Internet Software & Services — 1.8%
625,000	VeriSign Inc.*	14,256,250

	IT Services — 1.7%
625,000	Fidelity National Information Services Inc.	13,600,000

	Semiconductors & Semiconductor Equipment — 3.1%
450,000	Lam Research Corp.*	15,174,000
385,000	Microchip Technology Inc.	9,224,600

	Total Semiconductors & Semiconductor Equipment	24,398,600

	Software — 7.4%
650,000	Autodesk Inc.*	16,204,500
420,000	Blackboard Inc.*	14,897,400
475,000	Check Point Software Technologies Ltd.*	14,758,250
450,000	MICROS Systems Inc.*	12,114,000

	Total Software	57,974,150

	TOTAL INFORMATION TECHNOLOGY	128,116,900

MATERIALS — 5.8%
	Chemicals — 2.7%
500,000	Celanese Corp., Series A Shares	13,725,000
390,000	Rockwood Holdings Inc.*	7,753,200

	Total Chemicals	21,478,200

See Notes to Financial Statements.

Schedule of investments continued

October 31, 2009

LEGG MASON CLEARBRIDGE MID CAP CORE FUND

SHARES	SECURITY	VALUE
	Metals & Mining — 3.1%
190,000	Agnico-Eagle Mines Ltd.	$10,170,700
455,000	Allegheny Technologies Inc.	14,041,300

	Total Metals & Mining	24,212,000

	TOTAL MATERIALS	45,690,200

UTILITIES — 5.3%
	Electric Utilities — 2.7%
425,000	Allegheny Energy Inc.	9,698,500
675,000	Great Plains Energy Inc.	11,677,500

	Total Electric Utilities	21,376,000

	Independent Power Producers & Energy Traders — 1.4%
475,000	NRG Energy Inc.*	10,920,250

	Multi-Utilities — 1.2%
180,000	Sempra Energy	9,261,000

	TOTAL UTILITIES	41,557,250

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $713,311,674)	719,453,267

FACE AMOUNT
SHORT-TERM INVESTMENT — 6.9%
	Repurchase Agreement — 6.9%
$53,748,000	Interest in $499,994,000 joint tri-party repurchase agreement dated 10/30/09 with RBS Securities Inc., 0.070% due 11/2/09; Proceeds at maturity — $53,748,314; (Fully collateralized by various U.S. government agency obligations, 2.000% to 6.000% due 12/9/09 to 4/23/29; Market value — $54,822,980) (Cost — $53,748,000)	53,748,000
	TOTAL INVESTMENTS — 98.6% (Cost — $767,059,674#)	773,201,267
	Other Assets in Excess of Liabilities — 1.4%	11,026,898

	TOTAL NET ASSETS — 100.0%	$784,228,165

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
#	Aggregate cost for federal income tax purposes is $767,969,039.

Abbreviation used in this schedule:

ADR   —   American Depositary Receipt

See Notes to Financial Statements.

Statement of assets and liabilities

October 31, 2009

ASSETS:
Investments, at value (Cost — $767,059,674)	$773,201,267
Cash	618
Receivable for securities sold	10,887,417
Receivable for Fund shares sold	4,260,170
Dividends and interest receivable	359,549
Prepaid expenses	58,525

Total Assets	788,767,546

LIABILITIES:
Payable for securities purchased	2,011,177
Payable for Fund shares repurchased	1,392,536
Investment management fee payable	517,777
Distribution fees payable	298,417
Trustees’ fees payable	36,339
Accrued expenses	283,135

Total Liabilities	4,539,381

TOTAL NET ASSETS	$784,228,165

NET ASSETS:
Par value (Note 7)	$506
Paid-in capital in excess of par value	868,421,042
Accumulated net investment loss	(76,462)
Accumulated net realized loss on investments and foreign currency transactions	(90,258,514)
Net unrealized appreciation on investments	6,141,593

TOTAL NET ASSETS	$784,228,165

Shares Outstanding:
Class 1	243,590
Class A	29,936,336
Class B	5,826,689
Class C	9,315,587
Class R	46,575
Class I	236,226
Class IS	4,956,858
Net Asset Value:
Class 1 (and redemption price)	$16.22
Class A (and redemption price)	$15.94
Class B*	$14.15
Class C*	$14.22
Class R (and redemption price)	$15.93
Class I (and redemption price)	$16.83
Class IS (and redemption price)	$16.84
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$16.91

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statements of operations

FOR THE PERIOD ENDED OCTOBER 31, 2009 AND THE YEAR ENDED NOVEMBER 30, 2008	2009†	2008
INVESTMENT INCOME:
Dividends	$8,423,255	$9,257,734
Interest	64,135	1,043,075

Total Investment Income	8,487,390	10,300,809

EXPENSES:
Investment management fee (Note 2)	4,460,121	6,587,884
Distribution fees (Notes 2 and 5)	2,754,180	4,806,061
Transfer agent fees (Note 5)	1,611,408	2,073,267
Shareholder reports (Note 5)	124,296	126,865
Registration fees	103,193	101,920
Trustees’ fees	69,208	74,825
Legal fees	59,951	51,260
Audit and tax	35,730	38,064
Custody fees	28,098	8,543
Insurance	15,069	10,726
Miscellaneous expenses	9,265	10,868

Total Expenses	9,270,519	13,890,283
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(5,490)	(880)
Fees paid indirectly (Note 1)	—	(798)

Net Expenses	9,265,029	13,888,605

NET INVESTMENT LOSS	(777,639)	(3,587,796)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, REIT DISTRIBUTIONS AND FOREIGN CURRENCY TRANSACTIONS (NOTES 1 AND 3):
Net Realized Gain (Loss) From:
Investment transactions	(76,488,631)	(14,842,268)
REIT distributions	172,359	—
Foreign currency transactions	478	282

Net Realized Loss	(76,315,794)	(14,841,986)

Change in Net Unrealized Appreciation/Depreciation From Investments	232,438,165	(342,135,587)

NET GAIN (LOSS) ON INVESTMENTS, REIT DISTRIBUTIONS AND FOREIGN CURRENCY TRANSACTIONS	156,122,371	(356,977,573)

INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$155,344,732	$(360,565,369)

†	For the period December 1, 2008 through October 31, 2009.

See Notes to Financial Statements.

Statements of changes in net assets

FOR THE PERIOD ENDED OCTOBER 31, 2009 AND THE YEARS ENDED NOVEMBER 30,	OCTOBER 31†	2008	2007
OPERATIONS:
Net investment loss	$(777,639)	$(3,587,796)	$(3,399,142)
Net realized gain (loss)	(76,315,794)	(14,841,986)	128,079,922
Change in net unrealized appreciation/depreciation	232,438,165	(342,135,587)	(48,771,513)

Increase (Decrease) in Net Assets From Operations	155,344,732	(360,565,369)	75,909,267

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net realized gains	—	(105,100,060)	(139,727,960)

Decrease in Net Assets From Distributions to Shareholders	—	(105,100,060)	(139,727,960)

FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	220,352,590	322,003,447	158,505,807
Reinvestment of distributions	—	101,370,605	134,237,520
Cost of shares repurchased	(156,435,941)	(365,030,056)	(293,339,862)

Increase (Decrease) in Net Assets From Fund Share Transactions	63,916,649	58,343,996	(596,535)

INCREASE (DECREASE) IN NET ASSETS	219,261,381	(407,321,433)	(64,415,228)

NET ASSETS:
Beginning of period	564,966,784	972,288,217	1,036,703,445

End of period*	$784,228,165	$564,966,784	$972,288,217

* Includes accumulated net investment loss and undistributed net investment income, respectively, of:	$(76,462)	$717,472	$(43,227)
†	For the period December 1, 2008 through October 31, 2009.

See Notes to Financial Statements.

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS 1 SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$12.73	$22.84	$24.21	$21.13	$21.73	$19.91

INCOME (LOSS) FROM OPERATIONS:
Net investment income (loss)	0.05	0.03	0.08	0.07	0.04	(0.05)
Net realized and unrealized gain (loss)	3.44	(7.79)	1.67	3.01	2.28	1.87

Total income (loss) from operations	3.49	(7.76)	1.75	3.08	2.32	1.82

LESS DISTRIBUTIONS FROM:
Net realized gains	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	(2.35)	(3.12)	—	(2.92)	—

NET ASSET VALUE, END OF PERIOD	$16.22	$12.73	$22.84	$24.21	$21.13	$21.73

Total return[4]	27.42%	(37.88)%	8.06%	14.58%	11.37%	9.14%

NET ASSETS, END OF PERIOD (000s)	$3,950	$3,533	$7,103	$7,215	$6,434	$6,002

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.22%[5]	1.04%	1.01%[6]	1.04%	1.10%	1.08%
Net expenses	1.09 [5,7,8]	1.02 [7,8,9]	0.99 [6,7,8]	1.03 [7]	1.10	1.06 [7]
Net investment income (loss)	0.35 [5]	0.14	0.32	0.31	0.18	(0.26)

PORTFOLIO TURNOVER RATE	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period December 1, 2008 through October 31, 2009.
[3]	For the year ended November 30.
[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.01% and 0.98%, respectively.

[7]	Reflects fee waivers and/or expense reimbursements.
[8]

Management has agreed to waive fees and/or reimburse operating expenses to limit total annual operating expenses for Class 1 shares to 0.25% lower than Class A shares’ total operating expenses through December 31, 2011.

[9]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS A SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$12.54	$22.59	$24.02	$21.02	$21.65	$19.86

INCOME (LOSS) FROM OPERATIONS:
Net investment income (loss)	0.01	(0.02)	0.02	0.02	0.01	(0.07)
Net realized and unrealized gain (loss)	3.39	(7.68)	1.67	2.98	2.28	1.86

Total income (loss) from operations	3.40	(7.70)	1.69	3.00	2.29	1.79

LESS DISTRIBUTIONS FROM:
Net realized gains	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	(2.35)	(3.12)	—	(2.92)	—

NET ASSET VALUE, END OF PERIOD	$15.94	$12.54	$22.59	$24.02	$21.02	$21.65

Total return[4]	27.11%	(38.05)%	7.84%	14.27%	11.27%	9.01%

NET ASSETS, END OF PERIOD (000s)	$477,162	$274,412	$475,146	$434,911	$389,863	$382,966

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.34%[5]	1.28%	1.21%[6]	1.25%	1.22%	1.19%
Net expenses	1.34 [5]	1.28 [7]	1.21 [6]	1.25 [8]	1.22	1.16 [8]
Net investment income (loss)	0.08 [5]	(0.11)	0.10	0.09	0.06	(0.37)

PORTFOLIO TURNOVER RATE	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period December 1, 2008 through October 31, 2009.
[3]	For the year ended November 30.
[4]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been the same.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.
[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS B SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.23	$20.64	$22.38	$19.73	$20.65	$19.08

INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.10)	(0.17)	(0.16)	(0.14)	(0.15)	(0.22)
Net realized and unrealized gain (loss)	3.02	(6.89)	1.54	2.79	2.15	1.79

Total income (loss) from operations	2.92	(7.06)	1.38	2.65	2.00	1.57

LESS DISTRIBUTIONS FROM:
Net realized gains	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	(2.35)	(3.12)	—	(2.92)	—

NET ASSET VALUE, END OF PERIOD	$14.15	$11.23	$20.64	$22.38	$19.73	$20.65

Total return[4]	26.00%	(38.60)%	6.91%	13.43%	10.38%	8.23%

NET ASSETS, END OF PERIOD (000s)	$82,424	$92,613	$224,464	$302,522	$359,471	$410,756

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.36%[5]	2.16%	2.08%[6]	2.03%	1.98%	1.94%
Net expenses	2.36 [5]	2.16 [7]	2.08 [6]	2.03 [8]	1.98	1.91 [8]
Net investment loss	(0.91)[5]	(1.00)	(0.77)	(0.69)	(0.71)	(1.12)

PORTFOLIO TURNOVER RATE	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period December 1, 2008 through October 31, 2009.
[3]	For the year ended November 30.
[4]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 2.07%.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.
[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS C SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.27	$20.68	$22.39	$19.73	$20.65	$19.08

INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.08)	(0.15)	(0.13)	(0.13)	(0.15)	(0.22)
Net realized and unrealized gain (loss)	3.03	(6.91)	1.54	2.79	2.15	1.79

Total income (loss) from operations	2.95	(7.06)	1.41	2.66	2.00	1.57

LESS DISTRIBUTIONS FROM:
Net realized gains	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	(2.35)	(3.12)	—	(2.92)	—

NET ASSET VALUE, END OF PERIOD	$14.22	$11.27	$20.68	$22.39	$19.73	$20.65

Total return[4]	26.18%	(38.52)%	7.06%	13.48%	10.38%	8.23%

NET ASSETS, END OF PERIOD (000s)	$132,500	$126,007	$263,816	$290,235	$302,409	$343,906

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.11%[5]	2.05%	1.94%[6]	1.98%	2.00%	1.95%
Net expenses	2.11 [5]	2.05 [7]	1.94 [6]	1.96 [8]	2.00	1.92 [8]
Net investment loss	(0.67)[5]	(0.88)	(0.64)	(0.62)	(0.73)	(1.13)

PORTFOLIO TURNOVER RATE	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period December 1, 2008 through October 31, 2009.
[3]	For the year ended November 30.
[4]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been the same.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.
[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS R SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$12.54	$16.93

INCOME (LOSS) FROM OPERATIONS:
Net investment income	(0.01)	0.01
Net realized and unrealized gain (loss)	3.40	(4.40)

Total income (loss) from operations	3.39	(4.39)

NET ASSET VALUE, END OF PERIOD	$15.93	$12.54

Total return[4]	27.03%	(25.93)%

NET ASSETS, END OF PERIOD (000s)	$742	$74

RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	1.40%	1.50%
Net expenses[5]	1.40 [6]	1.50 [7]
Net investment income (loss)[5]	(0.05)	0.23

PORTFOLIO TURNOVER RATE	44%	80%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period December 1, 2008 through October 31, 2009.
[3]	For the period September 30, 2008 (inception date) to November 30, 2008.
[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

As a result of an expense limitation, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, interest, taxes and extraordinary expenses, to average net assets of Class R shares will not exceed 1.60%.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS I SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]	2004[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$13.18	$23.53	$24.80	$21.60	$22.16	$20.23

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.07	0.07	0.12	0.13	0.01	0.01
Net realized and unrealized gain (loss)	3.58	(8.07)	1.73	3.07	2.35	1.92

Total income (loss) from operations	3.65	(8.00)	1.85	3.20	2.36	1.93

LESS DISTRIBUTIONS FROM:
Net realized gains	—	(2.35)	(3.12)	—	(2.92)	—

Total distributions	—	(2.35)	(3.12)	—	(2.92)	—

NET ASSET VALUE, END OF PERIOD	$16.83	$13.18	$23.53	$24.80	$21.60	$22.16

Total return[4]	27.69%	(37.77)%	8.30%	14.81%	11.34%	9.54%

NET ASSETS, END OF PERIOD (000s)	$3,975	$1,047	$1,759	$1,820	$1,575	$87,946

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.97%[5]	0.78%	0.79%[6]	0.80%	0.75%	0.77%
Net expenses	0.91 [5,7,8]	0.78 [9]	0.79 [6]	0.80 [8]	0.75	0.74 [8]
Net investment income	0.48 [5]	0.35	0.52	0.55	0.03	0.05

PORTFOLIO TURNOVER RATE	44%	80%	62%	69%	93%	79%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period December 1, 2008 through October 31, 2009.
[3]	For the year ended November 30.
[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 0.78%.

[7]

As a result of an expense limitation, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, interest, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 1.05%.

[8]	Reflects fee waivers and/or expense reimbursements.
[9]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS IS SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$13.19	$19.38

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.08	0.04
Net realized and unrealized gain (loss)	3.57	(6.23)

Total income (loss) from operations	3.65	(6.19)

NET ASSET VALUE, END OF PERIOD	$16.84	$13.19

Total return[4]	27.67%	(31.94)%

NET ASSETS, END OF PERIOD (000s)	$83,475	$67,281

RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	0.83%	0.82%
Net expenses[5]	0.83 [6]	0.82 [7]
Net investment income[5]	0.60	0.69

PORTFOLIO TURNOVER RATE	44%	80%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period December 1, 2008 through October 31, 2009.
[3]	For the period August 4, 2008 (inception date) to November 30, 2008.
[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.
[6]

As a result of an expense limitation, effective September 18, 2009 through December 31, 2011, the total annual operating expenses for Class IS shares are expected to be equal or lower than those of Class I shares.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Mid Cap Core Fund (formerly known as Legg Mason Partners Mid Cap Core Fund) (the “Fund”) is a separate diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through December 21, 2009, the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (formerly Statement of Financial Accounting Standards No. 157) (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 – quoted prices in active markets for identical investments

•	Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 – significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Notes to financial statements continued

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The fund uses valuation techniques to measure fair value that are consistent with the market approach, income approach and/or cost approach, depending on the type of the security and the particular circumstance.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

DESCRIPTION	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL
Common stocks†:
Consumer discretionary	$98,724,442	$11,864,935	—	$110,589,377
Other common stocks	608,863,890	—	—	608,863,890

Total common stocks	$707,588,332	$11,864,935	—	$719,453,267

Short-term investment†	—	53,748,000	—	53,748,000

Total investments	$707,588,332	$65,612,935	—	$773,201,267

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market daily to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates at the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities, at the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(e) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(f) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each share class. Fees relating to a specific class are charged directly to that share class.

(h) Fees paid indirectly. The Fund’s custody fees are reduced according to a fee arrangement, which provides for a reduction based on the level of cash deposited with the custodian by the Fund.

Notes to financial statements continued

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of October 31, 2009, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

(j) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current period, the following reclassifications have been made:

	ACCUMULATED NET INVESTMENT LOSS	ACCUMULATED NET REALIZED LOSS	PAID-IN CAPITAL
(a)	$898,905	—	$(898,905)
(b)	(915,200)	$915,200	—

(a)	Reclassifications are primarily due to a tax net operating loss.
(b)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes and book/tax differences in the treatment of distributions from partnerships.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of 0.75% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses to average net assets of Class 1 shares will not exceed the total net annual operating expense of Class A shares less the 12b-1 differential of 0.25% through December 31, 2011.

As a result of expense limitations, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than brokerage, interest, taxes and extraordinary expenses, to average net assets of Class R and Class I shares will not exceed 1.60% and 1.05%, respectively. In addition, total annual operating expenses for Class IS shares are expected to be equal or lower than those of Class I shares. These expense limitations cannot be terminated prior to December 31, 2011 without the Board of Trustees’ consent.

For the period December 1, 2008 through October 31, 2009, the Fund was reimbursed for expenses in the amount of $5,490.

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below an expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

Effective July 27, 2007, the Fund’s Class 1 shares were closed to all purchases and incoming exchanges. Investors owning Class 1 shares on that date may continue to maintain their current Class 1 shares, but are no longer permitted to add to their Class 1 shares positions (excluding reinvestment of dividends and distributions).

For the period December 1, 2008 through October 31, 2009, LMIS and its affiliates received sales charges of approximately $75,000 on sales of the Fund’s Class A shares. In addition, for the period ended October 31, 2009, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS B	CLASS C
CDSCs	$7,000	$2,000

Notes to financial statements continued

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Operations under Trustees’ fees and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2007. This change will have no effect on fees previously deferred. As of October 31, 2009, the Fund had accrued $1,605 as deferred compensation payable.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the period December 1, 2008 through October 31, 2009, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$293,550,569
Sales	264,150,865

At October 31, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$76,704,008
Gross unrealized depreciation	(71,471,780)

Net unrealized appreciation	$5,232,228

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 (formerly Statement of Financial Accounting Standards No. 161) (“ASC Topic 815”) requires enhanced disclosure about an entity’s derivative and hedging activities.

During the period December 1, 2008 through October 31, 2009, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B, C and R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% and with respect to its Class R shares at an annual rate of 0.25% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the period December 1, 2008 through October 31, 2009, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES*
Class 1	—	$13,322	$759
Class A	$818,350	858,954	52,134
Class B	771,146	397,878	28,930
Class C	1,163,851	335,034	19,383
Class R	833	96	20
Class I	—	2,126	364
Class IS	—	3,998	14,935

Total	$2,754,180	$1,611,408	$116,525

*	For the period December 1, 2008 through September 14, 2009. Subsequent to September 14, 2009, these expenses were accrued as common fund expenses.

For the period December 1, 2008 through October 31, 2009, waivers and/or reimbursements by class were as follows:

WAIVERS/ REIMBURSEMENTS
Class 1	$4,459
Class A	—
Class B	—
Class C	—
Class R	—
Class I	1,031
Class IS	—

Total	$5,490

For the year ended November 30, 2008, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class 1	—	$14,137	$504
Class A	$1,028,762	939,570	58,711
Class B	1,673,893	591,287	37,012
Class C	2,103,342	527,920	24,450
Class R*	64	20	5
Class I	—	295	443
Class IS†	—	38	5,740

Total	$4,806,061	$2,073,267	$126,865

*	For the period September 30, 2008 (inception date) to November 30, 2008.
†	For the period August 4, 2008 (inception date) to November 30, 2008.

Notes to financial statements continued

For the year ended November 30, 2008, class specific waivers and/or reimbursements were as follows:

WAIVERS/ REIMBURSEMENTS
Class 1	$880
Class A	—
Class B	—
Class C	—
Class R	—
Class I	—
Class IS	—

Total	$880

6. Distributions to Shareholders by Class

	PERIOD ENDED OCTOBER 31, 2009†	YEAR ENDED NOVEMBER 30, 2008	YEAR ENDED NOVEMBER 30, 2007
Net Realized Gains:
Class 1	—	$722,576	$925,073
Class A	—	49,371,950	56,909,048
Class B	—	25,104,130	41,395,635
Class C	—	29,719,670	40,269,549
Class I	—	181,734	228,655

Total	—	$105,100,060	$139,727,960

†	For the period December 1, 2008 through October 31, 2009.

7. Shares of beneficial interest

At October 31, 2009, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares. Prior to April 16, 2007, the Fund had an unlimited number of shares of beneficial interest authorized with a par value of $0.001 per share.

Transactions in shares of each class were as follows:

	PERIOD ENDED OCTOBER 31, 2009†		YEAR ENDED NOVEMBER 30, 2008		YEAR ENDED NOVEMBER 30, 2007
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Class 1
Shares sold	—	—	—	—	10,699	$240,153
Shares issued on reinvestment	—	—	35,282	722,576	43,167	925,074
Shares repurchased	(33,900)	$(475,233)	(68,725)	$(1,315,992)	(40,967)	(941,898)

Net increase (decrease)	(33,900)	$(475,233)	(33,443)	$(593,416)	12,899	$223,329

	PERIOD ENDED OCTOBER 31, 2009†		YEAR ENDED NOVEMBER 30, 2008		YEAR ENDED NOVEMBER 30, 2007
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	13,356,098	$188,023,420	3,907,069	$71,537,190	4,625,801	$104,452,431
Shares issued on reinvestment	—	—	2,365,102	47,845,982	2,592,269	55,059,809
Shares repurchased	(5,299,139)	(73,316,746)	(5,424,362)	(97,044,341)	(4,290,471)	(96,810,757)

Net increase	8,056,959	$114,706,674	847,809	$22,338,831	2,927,599	$62,701,483

Class B
Shares sold	515,431	$6,383,798	595,681	$9,791,241	721,501	$14,987,987
Shares issued on reinvestment	—	—	1,327,185	24,247,673	2,030,860	39,743,922
Shares repurchased	(2,934,459)	(35,253,695)	(4,552,169)	(76,207,504)	(5,394,913)	(111,723,122)

Net decrease	(2,419,028)	$(28,869,897)	(2,629,303)	$(42,168,590)	(2,642,552)	$(56,991,213)

Class C
Shares sold	1,221,037	$15,077,180	1,585,644	$26,066,854	1,855,695	$38,548,766
Shares issued on reinvestment	—	—	1,559,153	28,548,083	1,966,650	38,507,006
Shares repurchased	(3,085,886)	(37,616,420)	(4,719,685)	(76,901,965)	(4,027,489)	(83,615,227)

Net decrease	(1,864,849)	$(22,539,240)	(1,574,888)	$(22,287,028)	(205,144)	$(6,559,455)

Class R
Shares sold	47,453	$769,682	5,907 ‡	$100,000 ‡	—	—
Shares repurchased	(6,785)	(112,395)	—	—	—	—

Net increase	40,668	$657,287	5,907 ‡	$100,000 ‡	—	—

Class I
Shares sold	175,381	$2,864,066	5,628,966	$110,864,281	11,953	$276,470
Shares issued on reinvestment	—	—	297	6,291	78	1,709
Shares repurchased	(18,577)	(269,850)	(5,624,605)	(109,319,875)	(10,645)	(248,858)

Net increase	156,804	$2,594,216	4,658	$1,550,697	1,386	$29,321

Class IS
Shares sold	518,645	$7,234,444	5,369,630 *	$103,643,881 *	—	—
Shares repurchased	(663,413)	(9,391,602)	(268,004)*	(4,240,379)*	—	—

Net increase (decrease)	(144,768)	$(2,157,158)	5,101,626 *	$99,403,502 *	—	—

†	For the period December 1, 2008 through October 31, 2009.
‡	For the period September 30, 2008 (inception date) to November 30, 2008.
*	For the period August 4, 2008 (inception date) to November 30, 2008.

Notes to financial statements continued

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal period ended October 31, 2009 and fiscal years ended November 30th, were as follows:

	OCTOBER 31, 2009	NOVEMBER 30, 2008	NOVEMBER 30, 2007
Distributions Paid From:
Ordinary income	—	$16,600,000	$44,331,376
Net long-term capital gains	—	88,500,060	95,396,584

Total distributions paid	—	$105,100,060	$139,727,960

As of October 31, 2009, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(89,349,149)
Other book/tax temporary differences(a)	(76,462)
Unrealized appreciation/(depreciation)(b)	5,232,228

Total accumulated earnings/(losses) — net	$(84,193,383)

*	As of October 31, 2009, the Fund had the following net capital loss carryforward remaining:

YEAR OF EXPIRATION	AMOUNT
10/31/2016	$(14,779,569)
10/31/2017	(74,569,580)

$(89,349,149)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to book/tax differences in the timing of the deductibility of various expenses.
(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales and book/tax differences in the treatment of distributions from a partnership interest.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before;

and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Notes to financial statements continued

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”).

The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 9. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was later entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason ClearBridge Mid Cap Core Fund (formerly Legg Mason Partners Mid Cap Core Fund), a series of Legg Mason Partners Equity Trust, as of October 31, 2009, and the related statements of operations for the period from December 1, 2008 to October 31, 2009 and for the year ended November 30, 2008, the statements of changes in net assets for the period from December 1, 2008 to October 31, 2009 and for each of the years in the two-year period ended November 30, 2008, and the financial highlights for the period from December 1, 2008 to October 31, 2009 and for each of the years or periods in the five-year period ended November 30, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2009, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Mid Cap Core Fund as of October 31, 2009, and the results of its operations, the changes in its net assets, and the financial highlights for the periods described above, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 21, 2009